AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                       IVY INVESTMENT MANAGEMENT COMPANY

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and IVY INVESTMENT MANAGEMENT COMPANY, a Delaware corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of September 28, 2009 (the "Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to investment portfolio(s) of JNL Series Trust.

     WHEREAS, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

     WHEREAS, the Adviser and Sub-Adviser have agreed to a fee reduction for the JNL/Ivy Asset Strategy Fund.

     WHEREAS, in order to reflect this fee reduction, Schedule B to the Agreement must be amended.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

     1.	Schedule  B  to  the  Agreement  is  hereby  deleted and replaced in its entirety  with  Schedule  B  dated  May  24,  2011,  attached  hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of May 31, 2011, effective as of May 24, 2011.


JACKSON NATIONAL ASSET MANAGEMENT, LLC         IVY INVESTMENT MANAGEMENT COMPANY

By:/s/ Mark D. Nerud                           By: Thomas W. Butch
Name:  Mark D. Nerud				           Name: /s/ Thomas W. Butch
Title: President and CEO			           Title: Senior Vice President

                                   SCHEDULE B
                               DATED MAY 24, 2011
                                 (Compensation)


                          JNL/Ivy Asset Strategy Fund

AVERAGE DAILY NET ASSETS                                             ANNUAL RATE

$0 to $500 Million                                                   0.55%
$500 to $1.5 Billion                                                 0.47%
Amounts over $1.5 Billion	                                         0.43%